Exhibit 99.1

BRE PROPERTIES REPORTS SECOND QUARTER 2011 RESULTS

Common and Preferred Dividends Declared

August 2, 2011 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today reported operating results for the quarter ended June 30, 2011. All per share results are reported on a fully diluted basis.

Second Quarter Operational and Financial Highlights

•	Quarterly funds from operations (FFO) totaled $34.9 million, or $0.49 per share. Quarterly net income available to common shareholders totaled $6.2 million, or $0.09 per share.

•

Second quarter 2011 per share results included a $0.05 charge associated with the redemption of the company’s Series C preferred shares. Second quarter 2010 per share results included $0.04 in non-routine expense items.

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Year-over-year second-quarter same-store revenues and net operating income (NOI) increased 2.9% and 4.4%, respectively. On a sequential basis from the first quarter to the second quarter of 2011, same-store revenues and NOI increased 2.0% and 2.4%, respectively.

•	Physical occupancy averaged 95.7%; annualized turnover within the same-store portfolio was 65% for the quarter. Average revenue per occupied unit for the quarter was $1,481.

•

Acquired The Landings at Jack London Square, a 282-unit property in Oakland, Calif., for a total purchase price of approximately $64.9 million. The property is expected to have a first year yield of 5.0%; occupancy was 95% on the acquisition date.

•	Acquired land in Mission Bay district of San Francisco for $41.5 million. The sites will support the development of 360 units at an anticipated cost of approximately $220 million.

•	Issued 9.2 million common shares at $48.00 per share, generating approximately $424 million of net proceeds.

•

Annual same-store guidance tightened with the expectation that 2011 same-store revenues will increase in a range of 3.25% to 3.75% from 2010 levels, and 2011 same-store NOI will increase in a range of 3.70% to 4.70%.

•

2011 FFO guidance adjusted to $2.09 to $2.17 per share, reflecting the impact of the $0.05 preferred stock redemption charge. After adjusting for the $0.05 charge, the mid-point of the revised guidance range represents a 2.3% increase to the range previously established with the company’s first quarter earnings release on May 3, 2011. Third quarter guidance announced in a range of $0.52 to $0.55 per share.

Second Quarter 2011

Funds from operations, the generally accepted measure of operating performance for real estate investment trusts, totaled $34.9 million, or $0.49 per share, for the second quarter 2011, compared with $28.9 million, or $0.46 per share, for the second quarter 2010. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.) FFO for the second quarter 2011 included a $3.6 million, or $0.05 per share, preferred stock redemption charge. FFO for the second quarter 2010 included: (1) one-time compensation costs related to the resignation of the company’s chief operating officer, totaling $1.3 million, or $0.02 per share; (2) acquisition-related expenses totaling $471,000, or $0.01 per share; and (3) a loss on retirement of debt totaling $558,000, or $0.01 per share.

Net income to common shareholders for the second quarter 2011 totaled $6.2 million, or $0.09 per share, compared with net income of $16.3 million, or $0.26 per share, for the same period 2010. The second quarter 2011 results included the preferred stock redemption charge cited previously. The second quarter 2010 results included a gain on sale of real estate of approximately $11.7 million, or $0.19 per share, and non-routine expenses cited above totaling $2.3 million, or $0.04 per share.

Total revenues from continuing operations for the quarter were $93.5 million, compared with $84.0 million for the second quarter 2010. Adjusted EBITDA for the quarter totaled $59.6 million, compared with $54.6 million in the second quarter 2010. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

BRE’s year-over-year earnings and FFO results reflect the impact of the following during 2011: (1) increases in same-store property-level operating results over 2010 levels; (2) incremental NOI from acquired and newly completed properties in the last 12 months; and (3) a reduction in interest expense due to lower leverage levels, which was offset by (4) a higher level of outstanding shares from equity issued in 2010 and 2011.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 21,820 apartment units owned directly by BRE, same-store units totaled 19,275 for the quarter.

On a year-over-year basis, overall same-store revenues and NOI increased 2.9% and 4.4%, respectively, for the second quarter. The revenue increase was driven by a 3.4% increase in revenue per unit earned during the period, offset by a 50-basis-point reduction in year-over-year financial occupancy levels.

On a sequential basis, same-store revenue increased 2.0%, NOI increased 2.4% and expenses increased 1.1% over first quarter 2011 levels. The sequential quarter increase in revenues was driven by a 1.5% increase in revenue earned per unit during the first quarter, combined with a 50 basis-point increase in financial occupancy.

Investment Activity

On April 12, 2011 BRE acquired two parcels of entitled land in San Francisco’s Mission Bay district, located along the waterfront and neighboring the San Francisco Giants’ ballpark. The parcels support the construction of 360 units, at an estimated total construction cost of approximately $220 million. The company anticipates predevelopment work to take place over the next 12-15 months; construction will begin in the second half of 2012, with first units to be delivered in 2014.

On June 1, 2011, BRE acquired The Landing at Jack London Square, a 282-unit community in Oakland, Calif., for total purchase price of $64.9 million. The property was 95% occupied on the acquisition date, and currently is 97% occupied.

BRE had one community under construction at quarter-end: Lawrence Station, a 336-unit community in Sunnyvale, Calif., with estimated completion in the first quarter 2013. Subsequent to quarter-end, the company commenced construction on Aviara, a 166-unit community in Mercer Island, Wash. Total project costs are forecast to be approximately $44 million, with an estimated completion date in the second quarter of 2013.

Capital Markets Activity

On April 11, the company closed an offering of 9,200,000 shares of common stock (including underwriters’ over-allotment option for 1,200,000 shares) at a price of $48.00 per share. Net proceeds totaling approximately $424 million were used immediately to repay amounts outstanding under the company’s revolving credit facility, to create capacity to fund the acquisition of The Landing at Jack London Square and to redeem $100 million of Series C preferred stock (6.75% coupon). In connection with the redemption, initial issuance costs totaling $3.6 million were expensed during the quarter.

During the second quarter, the company did not issue any stock under its at-the-market (ATM) equity program. The remaining capacity under the equity distribution agreements total $200 million.

Common and Preferred Dividends Declared

On July 28, 2011, the BRE board of directors approved regular common and preferred stock dividends for the quarter ending September 30, 2011. All common and preferred dividends will be payable on Friday, September 30, 2011 to shareholders of record on Thursday, September 15, 2011. The quarterly common dividend payment of $0.375 is equivalent to $1.50 per share on an annualized basis, and represents a yield of approximately 2.9% on yesterday’s closing price of $52.25 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970. The company’s 6.75% Series D preferred dividend is $0.421875 per share.

Earnings Guidance Update

The company updated annual FFO guidance to a range of $2.09 to $2.17 per share from a previously guided range of $2.08 to $2.18 per share. The previous range did not include the $3.6 million, or $0.05 per share, preferred stock redemption charge recorded in the second quarter.

The revised guidance range reflects updates to the following items:

Same-Store Operations

•	Same-store 2011 revenues are now expected to increase over 2010 same-store revenue levels in a range of 3.25% to 3.75%, from a previously guided increase ranging from 3.00% to 4.25%.

•	Same-store expense for 2011 is estimated to increase over 2010 same-store expense levels in a range of 1.75% to 2.25%, from a previously guided increase ranging from 2.0% to 3.0%.

•	Same-store NOI for 2011 is estimated to increase over 2010 same-store NOI levels in a range of 3.70% to 4.70%, from a previously guided increase ranging from 3.00% to 5.31%.

NOI from new investments

•	Annual NOI (net of acquisition fees) from properties acquired year-to-date through June 30, 2011 is expected to total $3.9 million to $4.1 million (prior guidance was $1.7 million).

Interest Expense

•	Annual interest expense is now expected to total $75 million to $78 million (previous range was $82 million to $85 million).

•	Capitalized interest is now expected to total $14.5 million to $14.9 million (previous range was $11.5 million to $12.5 million).

Investment / Capital Markets Activity

•	Additional acquisitions of communities in a range of $0 to $50 million.

•	Dispositions of communities in a range of $0 to $65 million.

•	Issuance of unsecured bonds in a range of $0 to $250 million.

•	Issuance of equity under the company’s ATM equity program of $0 to $50 million.

The company has established an FFO guidance range of $0.52 to $0.55 per share for the third quarter of 2011. The difference between the company’s second quarter 2011 FFO of $0.49 per share and the midpoint of the third quarter guidance range of $0.535 per share is due to the following items:

•	The positive impact of approximately $0.01 per share from higher same-store and non-same-store property NOI in the third quarter of 2011;

•	The positive impact of $0.05 from the absence of a preferred stock redemption charge in the third quarter;

•	The positive impact of $0.02 from the reduction of preferred stock dividends; and

•	The negative impact of $0.035 from a higher weighted-average share count for shares issued during the middle of the second quarter that will be outstanding for the entire third quarter.

Third quarter and annual FFO guidance does not include any non-routine income or expense items during the second half of the year.

Q2 2011 Analyst Conference Call

The company will hold a conference call on Wednesday, August 3, at 11:00 a.m. Eastern (8:00 a.m. Pacific) to review these results. The dial-in number to participate in the United States and Canada is 888.349.9587; the international number is 719.457.2573. Enter Conf. ID# 3269763. A telephone replay of the call will be available for 14 days at 877.870.5176 or 858.384.5517 international, using the same ID# 3269763. A link to the live webcast of the call will be posted on www.breproperties.com, in the Investors section. A webcast replay will be available for 90 days following the call.

Q3 2011 Earnings Dates

The company will report third quarter 2011 earnings after close of market on Tuesday, November 1, 2011, followed by a conference call on Wednesday, November 2, 2011 at 11:00 a.m. Eastern (8:00 a.m. Pacific).

About BRE Properties

BRE Properties, based in San Francisco, California, focuses on the development, acquisition and management of apartment communities located primarily in the major metropolitan markets of Southern and Northern California and Seattle. BRE directly owns 77 multifamily communities (totaling 21,820 units) and has joint venture interests in an additional 13 apartment communities (totaling 4,080 units). BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no obligation to update this information. For more details, refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

Second Quarter 2011

(Unaudited, dollar amounts in thousands except per share data)

	June 30, 2011	December 31, 2010
ASSETS

Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$3,601,749	$3,464,466
Construction in progress	41,065	29,095
Less: accumulated depreciation	(691,921)	(640,456)

	2,950,893	2,853,105

Equity in real estate joint ventures:
Investments	69,295	61,132

Real estate held for sale, net	—	—
Land under development	242,600	183,291

Total real estate portfolio	3,262,788	3,097,528

Cash	6,829	6,357
Other assets	49,568	52,362

TOTAL ASSETS	$3,319,185	$3,156,247

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$724,744	$773,076
Unsecured line of credit	103,000	209,000
Mortgage loans payable	809,792	810,842
Accounts payable and accrued expenses	49,922	52,070

Total liabilities	1,687,458	1,844,988

Redeemable noncontrolling interests	38,791	34,866

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 3,000,000 and 7,000,000 shares with $25 liquidation preference issued and outstanding at June 30, 2011 and December 31, 2010, respectively.	30	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 74,696,845 and 64,675,815 at June 30, 2011 and December 31, 2010, respectively.	747	647

Additional paid-in capital	1,592,159	1,275,676

Total shareholders’ equity	1,592,936	1,276,393

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$3,319,185	$3,156,247

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended June 30, 2011 and 2010

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 6/30/11	Quarter ended 6/30/10	Six months ended 6/30/11	Six months ended 6/30/10
REVENUES

Rental income	$89,909	$80,829	$177,254	$159,366
Ancillary income	3,553	3,120	6,812	6,244

Total revenues	93,462	83,949	184,066	165,610

EXPENSES

Real estate	$30,069	$27,713	$59,459	54,287
Provision for depreciation	27,936	22,470	52,337	44,352
Interest	18,739	20,727	38,487	41,826
General and administrative	5,159	5,233	10,394	10,439
Other expenses (1)	111	1,771	254	2,696

Total expenses	82,014	77,914	160,931	153,600

Other income	597	788	1,202	1,512
Net (loss) from extinguishment of debt	—	(558)	—	(558)

Net income before noncontrolling interests, partnership income and discontinued operations	12,045	6,265	24,337	12,964

Income from unconsolidated entities	731	526	1,372	1,073

Income from continuing operations	12,776	6,791	25,709	14,037

Discontinued operations:
Discontinued operations, net (2)	—	1,151	—	2,755
Net gain on sales of discontinued operations	—	11,681	—	11,681

Income from discontinued operations	—	12,832	—	14,436

NET INCOME	$12,776	$19,623	$25,709	$28,473

Redeemable noncontrolling interest in income	335	373	671	745

Redemption related preferred stock issuance cost	3,616	—	3,616	—

Dividends attributable to preferred stock	2,653	2,953	5,606	5,906

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$6,172	$16,297	$15,816	$21,822

Net income per common share - basic	$0.09	$0.26	$0.23	$0.37

Net income per common share - diluted	$0.09	$0.26	$0.23	$0.37

Weighted average shares outstanding - basic	70,025	61,820	67,760	58,985

Weighted average shares outstanding - diluted	70,250	61,990	67,980	59,130

(1)	For the quarter ended June 30, 2011; $111,000 of acquisition costs were reported in other expenses. For the quarter ended June 30, 2010 other expenses include a $1,300,000 one-time charge associated with the resignation of our COO and $470,000 related to acquisition costs. For the six months ended June 30, 2011; $254,000 of acquisition costs were reported in other expenses. For the six months ended June 30, 2010 other expenses include a $1,300,000 one-time charge associated with the resignation of our COO and $1,395,000 related to acquisition costs.
(2)	For 2010, includes four operating properties sold during the twelve months ending December 31, 2010.

	Quarter ended 6/30/11	Quarter ended 6/30/10	Quarter ended 6/30/11	Quarter ended 6/30/10
Rental and ancillary income	—	$3,703	—	$8,163
Real estate expenses	—	(1,464)	—	(3,095)
Provision for depreciation	—	(1,088)	—	(2,313)

Income from discontinued operations, net	—	$1,151	—	$2,755

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 6/30/2011	Quarter Ended 6/30/2010	Six Months Ended 6/30/2011	Six Months Ended 6/30/2010
Net income available to common shareholders	$6,172	$16,297	$15,816	$21,822
Depreciation from continuing operations	27,936	22,470	52,337	44,352
Depreciation from discontinued operations	—	1,088	—	2,313
Redeemable noncontrolling interest in income	335	373	671	745
Depreciation from unconsolidated entities	514	486	1,020	966
Net gain on investments	—	(11,681)	—	(11,681)
Redemption related preferred stock issuance cost	—		—
Less: Redeemable noncontrolling interest in income not convertible into common shares	(105)	(105)	(210)	(210)

Funds from operations	$34,852	$28,928	$69,634	$58,307

Allocation to participating securities - diluted FFO (1)	$(145)	$(199)	$(225)	$(433)

Allocation to participating securities - diluted EPS (1)	$(3)	$(94)	$(39)	$(116)

Diluted shares outstanding - EPS	70,250	61,990	67,980	59,130
Net income per common share - diluted	$0.09	$0.26	$0.23	$0.37

Diluted shares outstanding - FFO	70,865	62,685	68,595	59,860
FFO per common share - diluted	$0.49	$0.46	$1.01	$0.97

(1)	Adjustment to the numerators for diluted FFO per common share and diluted net income per common share calculations when applying the two class method for calculating EPS.

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 6/30/2011	Quarter Ended 6/30/2010	Six Months Ended 6/30/2011	Six Months Ended 6/30/2010
Net income available to common shareholders	$6,172	$16,297	$15,816	$21,822
Interest, including discontinued operations	18,739	20,727	38,487	41,826
Depreciation, including discontinued operations	27,936	23,558	52,337	46,665

EBITDA	52,847	60,582	106,640	110,313
Redeemable noncontrolling interest in income	335	373	671	745
Net gain on sales	—	(11,681)	—	(11,681)
Dividends on preferred stock	2,653	2,953	5,606	5,906
Other expenses	111	1,771	254	2,696
Net loss on extinguishment of debt	—	558	—	558
Redemption related to preferred stock issuance cost	3,616	—	3,616	—

Adjusted EBITDA	$59,562	$54,556	$116,787	$108,537

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead from acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 6/30/2011	Quarter Ended 6/30/2010	Six Months Ended 6/30/2011	Six Months Ended 6/30/2010
Net income available to common shareholders	$6,172	$16,297	$15,816	$21,822
Interest, including discontinued operations	18,739	20,727	38,487	41,826
Depreciation, including discontinued operations	27,936	23,558	52,337	46,665
Redeemable noncontrolling interest in income	335	373	671	745
Net gain on sales	—	(11,681)	—	(11,681)
Dividends on preferred stock	2,653	2,953	5,606	5,906
General and administrative expense	5,159	5,233	10,394	10,439
Other expenses	111	1,771	254	2,696
Net loss on extinguishment of debt	—	558	—	558
Redemption related to preferred stock issuance cost	3,616	—	3,616	—

NOI	$64,721	$59,789	$127,181	$118,976

Less Non Same-Store NOI	8,705	6,155	16,478	11,711

Same-Store NOI	$56,016	$53,634	$110,703	$107,265